January 19, 2006



Mail Stop 3561

Via US Mail and Facsimile

Mr. John J. Nicola
Chief Financial Officer
3245 Richmond Terrace
Staten Island, New York 10303

Re:	K-Sea Transportation Partners LP
	Form 10-K for the year ended June 30, 2005
	Form 10-Q for the quarter ended September 30, 2005
	Commission file #: 001-31920

Dear Mr. Nicola:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief